UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 14, 2015

Bio-Reference Laboratories, Inc.

(Exact name of registrant as specified in its charter)

New Jersey	0-15266	22-2405059
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

481 Edward H. Ross Drive, Elmwood Park, NJ	07407
(Address of principal executive offices)	(Zip Code)

(201) 791-2600

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14-d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                                  Entry into a Material Definitive Agreement.

On May 14, 2015, Bio-Reference Laboratories, Inc. (the “Company”) closed on a Fourteenth Amendment to Loan Documents (“Loan Amendment”) with PNC Bank, National Association (“PNC”) as Lender and as Agent, amending the Amended and Restated Loan and Security Agreement dated September 30, 2004 by and between the Registrant and PNC (“Loan Document”). Pursuant to the Loan Amendment, which was dated May 5, 2015, the Company’s credit facility from PNC was extended from October 31, 2016 to October 31, 2020, and the maximum permitted amount of the credit line from PNC was increased from 70 million to $120 million (not to exceed 50% of the Company’s eligible receivables as defined in the Loan Document). Interest on advances under the Loan Agreement is payable based on PNC’s prime rate, and may also be based in part on a “Euro-Rate” linked to the London interbank offer rate for US dollars, in each case, plus an additional interest percentage. The credit line is collateralized by substantially all of the Company’s assets. The Loan Agreement contains restrictions against certain specified acquisitions, borrowings and extensions of credit by the Company, places limitation on capital expenditures, and requires the Company to maintain a fixed charge coverage of not less than 1.25 to 1.0.

The Loan Agreement also prohibits the Company from paying cash dividends without PNC’s prior written consent.

Also on May 14, 2015, the Company closed on a thirteenth amended and restated secured revolving note with PNC (the “Note Amendment”), also dated May 5, 2015.  This Note Amendment also increased the maximum credit line from $70 million to $120 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 20, 2015	BIO-REFERENCE LABORATORIES, INC.

	By:	/s/ Marc D. Grodman
Name: Marc D. Grodman, MD
Title: Chairman of the Board, President and
Chief Executive Officer